September 18, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:  T. Rowe Price Short-Term U.S. Government Fund, Inc.
         (the "Fund")
         File Nos.: 33-42206/811-6386

Commissioners:

    We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), Post-Effective Amendment No. 15 (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

    Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

                   Very truly yours,
                   /s/Shereff, Friedman, Hoffman &              Goodman, LLP
                   Shereff, Friedman, Hoffman & Goodman, LLP